EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-160235 and 333-161857 on Form S-3 and Registration Statement Nos. 333-169296, 333-169295, 333-02245, 333-42010, 333-50809, 333-86846, 333-78102 and 333-151763 on Form S-8 of our reports dated January 3, 2014, relating to the consolidated financial statements and financial statement schedule of Photronics, Inc. and subsidiaries and the effectiveness of Photronics, Inc. and its subsidiaries’ internal control over financial reporting appearing in this Annual Report on Form 10-K of Photronics, Inc. and its subsidiaries for the year ended November 3, 2013.

/s/Deloitte & Touche LLP

Hartford, Connecticut
January 3, 2014